UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   John K. Medica
   One Dell Way
   TX, Round Rock 78682
2. Date of Event Requiring Statement (Month/Day/Year)
   1/21/2003
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President and General Manager Product Group
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |171957                |D               |                                               |
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Common Stock                               |21397                 |I               |Employer 401(k)                                |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Optio|1        |9/5/2012 |Common Stock           |100000   |$25.45    |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|2        |3/7/2012 |Common Stock           |100000   |$27.64    |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|3        |6/18/2011|Common Stock           |350000   |$24.09    |D            |                           |
n                       |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|4        |2/12/2011|Common Stock           |100000   |$22.94    |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|5        |9/6/2011 |Common Stock           |100000   |$22.10    |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|6        |7/17/2008|Common Stock           |18080    |$28.899   |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|7        |8/22/2010|Common Stock           |76660    |$37.5938  |D            |                           |
n                       |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|8        |8/22/2010|Common Stock           |76660    |$37.5938  |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|9        |9/23/2009|Common Stock           |38935    |$44.6875  |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Exercisable according to the following schedule: 20,000 shares on 9/5 of each year from 2003 through 2007.
2. Exercisable according to the following schedule: 20,000 shares on 3/7 of each year from 2003 through 2007.
3. Exercisable according to the following schedule: 70,000 shares currently exercisable and 70,000 shares on 6/18 of each year from 2003 through 2006.
4. Exercisable according to the following schedule: 20,000 shares currently exercisable and 20,000 shares on 2/12 of each year from 2003 through 2006.
5. Exercisable according to the following schedule: 20,000 shares currently exercisable and 20,000 shares on 9/6 of each year from 2003 through 2006.
6. Exercisable according to the following schedule: 7,232 shares currently exercisable and 3,616 shares on 7/17 of each year from 2003 through 2005.
7. Exercisable according to the following schedule: 15,332 shares on 8/22 of each year from 2003 through 2007.
8. Exercisable according to the following schedule: 30,664 shares currently exercisable and 15,332 shares on 8/22 of each year from 2003 through 2005.
9. Exercisable according to the following schedule: 23,361shares currently exercisable and 7,787 shares on 9/23/2003 and 9/23/2004.
SIGNATURE OF REPORTING PERSON
John K. Medica
Thomas H. Welch, Jr.,  Attorney-in-Fact